Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of BlackRock, Inc. listed below, of our report relating to the financial statements of BlackRock, Inc. and management’s report on the effectiveness of internal control over financial reporting dated March 4, 2005, (which report expresses an unqualified opinion on the consolidated financial statements and on management’s assessment of the effectiveness of internal control over financial reporting and includes an explanatory paragraph relating to the adoption of the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148 during 2003) appearing in the Annual Report on Form 10-K of BlackRock, Inc. for the year ended December 31, 2004.

Form	Registration Statement No.	Description
S-8	333-68666	BlackRock, Inc. 1999 Stock Award and Incentive Plan

S-8	333-68668	BlackRock, Inc. Voluntary Deferred Compensation Plan

S-8	333-68670	BlackRock, Inc. 2001 Employee Stock Purchase Plan

S-8	333-50294	The PNC Financial Services Group, Inc. Incentive Savings Plan

S-8	333-32406	BlackRock, Inc. 1999 Stock Award and Incentive Plan, BlackRock, Inc. Amended and Restated Long-Term Deferred Compensation Plan and BlackRock International, Ltd. Amended and Restated Long-Term Deferred Compensation Plan

S-8	333-94287	Nonemployee Directors Stock Compensation Plan

/s/ Deloitte & Touche LLP

New York, NY

March 10, 2005